Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No:  333-166225
December 9, 2010

Selected slides from a presentation made by Jay Sidhu, Chairman and Chief Executive Officer of Customers Bank, at the Bank's Annual Shareholders' Meeting held on December 9, 2010.

Shareholder Meeting
December 2010

Forward-Looking Statements
This presentation includes forward-looking statements, including statements about future results.
These statements are subject to uncertainties and risks, including but not limited to our ability to integrate the business and operations of companies and banks that we may acquire in the future, and do so in a cost-efficient manner; the failure to effectively implement our growth strategy; inability to generate sufficient deposits or obtain other sources of liquidity; changes in the level of non-
performing assets, classified assets and charge-offs; the loss of key personnel; potential customer loss, deposit attrition and business disruption as a result of companies and banks that we may acquire in the future; the failure to achieve expected gains, revenue growth, and/or expense savings from companies and banks that we may acquire in the future; our need and our ability to incur additional debt or equity financing; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the accuracy of our financial statement estimates and assumptions, including the sufficiency of our loan loss reserves; the effects of inflation, interest rate, market and monetary fluctuations; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; the frequency and magnitude of foreclosure of our loans; effect of changes in the stock market and other capital markets; legislative or regulatory changes; our ability to comply with the extensive laws and regulations to which we are subject; the willingness of customers to accept third-party products and services rather than our products and services and vice versa; changes in the securities and real estate markets; increased competition and its effect on pricing; technological changes; changes in monetary and fiscal policies of the U.S. Government; the effects of security breaches and computer viruses that may affect our computer systems; changes in consumer spending and saving habits;
growth and profitability of our non-interest income; changes in accounting principles, policies, practices or guidelines; anti-takeover provisions under Federal and state law as well as our Articles of
Association and our bylaws; and our ability to manage the risks involved in the foregoing.

MISSION
“We achieve our Vision by taking pride
in delivering memorable service to our
customers, seven days a week,
combining high touch service with
superior technology and always
providing good value to our
customers.”
      Simply the Best

VALUES
“We execute on our Mission by adhering to
 the following Values:”
• Having mutual trust and respect among all with
 whom we deal
• Practicing the highest level of integrity
• Delivering exceptional results with a positive
 attitude by working hard and having fun
Simply the Best

Critical Success Factors
“We will never deviate from the following
 five critical success factors:”
• Excellence in sales and service / great people
• Superior Asset Quality
• Strong Risk Management Culture
• Revenues will be two times expenses
Simply the Best

Proven
Management
Team
 ▪ Experience in building community banks into a multi-billion dollar depository franchise
 ▪ Worked together for more than 15 years delivering above average shareholder value
 ▪ Successfully executed and integrated 30 acquisitions and delivered on organic growth strategies
Existing Bank
Platform
 ▪ Well-capitalized, scalable and reserved for legacy credit issues
 ▪ Achieved stand-alone profitability organically in Q2 2010
 ▪ Strong risk management culture and strategy in place
 ▪ New management and board members significantly invested
Unique Organic
Growth Strategy
 ▪ FDIC-assisted transactions
 ▪ Small bank acquisitions
 ▪ Branch divestitures
 ▪ Positioned as a partner of choice
 ▪ “High tech, high touch” strategy that brings the bank to the customer
 ▪ Targeting approximately 25% annual organic deposit growth rate
 ▪ Unique branch expansion model
Substantial
M&A
Opportunities
Strategic Overview

Name	Position	Background	Hire Date	Experience
Jay S. Sidhu	Chairman & CEO	• Chairman and CEO of Sovereign	17-Jun-09	35 Years
Richard Ehst	President & COO	• EVP, Commercial Middle Market, Regional President (Berks County) and Managing Director of Corporate Communications at Sovereign	24-Aug-09	41 Years
Thomas Brugger	Chief Financial Officer	• Executive Vice President and Corporate Treasurer at Sovereign	08-Sep-09	20 Years
Jim Hogan, CPA	EVP Enterprise Risk Management	• CFO of Sovereign Bancorp and Sovereign Bank • Controller of US Bancorp	15-Jun-10	40 Years
Barbara Stofflet, CPA	Chief Accounting Officer	• Senior Manager at Grant Thornton (Financial Institutions Group)	10-May-10	15 Years
Warren Taylor	President of Community Banking	• Division President of Retail Banking in NJ at Sovereign	14-Jul-09	29 Years
Robert White	President, EVP Special Assets	• President RBW Financial Consulting, strategic consulting firm specializing in FDIC backed acquisitions Various senior level roles in commercial and real estate lending at Stonebridge Bank, Citizens Bank) Director, New Business development at GE Capital	15-Nov-10	22 Years
Mary Lou Scalese	Chief Auditor	• Chief Auditor, Director of Finance Audit at Sovereign	08-Sep-09	33 Years
Thomas Jastrem	Chief Credit Officer	• President & Chief Credit Officer at First Cornerstone Bank • Various positions at First Union Bank and First Fidelity Bank	18-Dec-06	31 Years
William Crowley	SVP Commercial RE Workout	• Head of CRE lending at Sovereign in Mid-Atlantic • Head of CRE lending at CoreStates	20-Oct-09	40 Years
James Collins	SVP Alternative Deliveries & Small Business	• Various positions at Sovereign including Director of Small Business Banking	03-Aug-09	20 Years
Glenn Hedde	President NCB Warehouse Lending	• President at Popular Warehouse Lending, LLC; Risk Manager at GE Capital	03-Aug-09	24 Years
Gertrude Hackney	General Counsel	• Director of Legal / Compliance and Corporate Secretary at Sovereign	14-Sep-09	30 Years
Chad Wheeler	Vice President Treasurer	• Various positions in Sovereign's Treasury Department including Assistant Treasurer (Vice President)	08-Mar-10	15 Years

Experienced New Management
Team
▪ Highly experienced and cohesive management team with an average tenure of 29 years leadership experience
▪ Management interests aligned with shareholders

Customers Bank[SM]

Name	Position	Background
Jack Miller	Director	• Former Vice Chairman of KPMG
Daniel K. Rothermel	Director (Chairman of Risk Management Committee)	• President and CEO of Cumru Associates, Inc. Served over 20 years on the Board of Sovereign Bancorp & Sovereign Bank
Steven J. Zuckerman	Director (Chairman of Compensation Committee)	• President and CEO of Clipper Magazine
Bhanu Choudhrie	Director	• Executive Director of C&C Alpha Group, a London-based family private equity Group

Name	Position	Background
Kenneth Mumma	Director (former Chairman and CEO)	• Former Chairman and CEO of New Century Bank
Larry Way	Director and Chairman of the Audit Committee	• Chairman of ALCO Industries, Inc.
Jay Sidhu	Chairman and Chief Executive Officer	• Former Chairman and CEO of Sovereign
Richard Ehst	President and Chief Operating Officer	• Former EVP, Commercial Middle Market, Regional President (Berks County) and Managing Director of Corporate Communications at Sovereign

Directors
New Directors
Other Directors

($ in millions)	Jun-2009	
Assets	$	267
Branches		5
Deposits	$	230
Loans	$	224
Capital	$	21
Team Members		54
States		1

Where were we last year…
Simply the Best

Customers Bank[SM]

($ in millions)		Jun-2009		Sep-2010
Assets	$	267	$	1,025
Branches		5		11
Deposits	$	230	$	904
Loans	$	224	$	812
Capital	$	21	$	96
Team Members		54		127
States		1		3

Simply the Best

What we accomplished over
the past year…

▪ “High tech, high touch” model designed to take the bank to the customer
▪ Deposit-oriented banking model targeting 25% annual deposit growth
▪ Capture market share from larger bank competitors by employing high producing team members, providing superior service and leveraging technological infrastructure
▪ Plan to add 4 - 6 branches annually in core franchise market through cost-efficient branching strategy
▪ Lending initiatives focused on small-business sector and specialty lending
▪ Maintain strong risk management culture
▪ Expand fee-based services and products
Strategic Initiatives

▪ Unique bank platform; current banking dislocation provides significant opportunity for M&A growth that is supported by a strong organic business model
▪ Management team with proven capability of integrating acquisitions and delivering above average shareholder returns
▪ Considerable FDIC-assisted opportunities
▪ Additional opportunity for traditional M&A
Conclusion

Customers Bancorp, Inc.
Customers Bancorp, Inc. (the Company) a proposed bank holding company for the Bank has filed a S-1 amendment with the SEC and is expected to register its shares
If the holding company structure is approved by the shareholders of the
Bank, the holding company structure will be formed through a reorganization.  In the reorganization, the Bank will become a wholly owned subsidiary of Customers Bancorp, Inc., and the shareholders of the
Bank will become the shareholders of Customers Bancorp, Inc. This reorganization does not involve a sale of the Bank.

New Century Bank, d/b/a Customers Bank (the "Bank"), has filed a registration statement on Form S-1 (File no. 333-166225) with the U.S. Securities and Exchange Commission ("SEC") which includes a prospectus for the offer and sale of securities of a potential bank holding company (the “Holding Company”) to shareholders of the Bank in connection with a proposed reorganization of the Bank to a bank holding company structure (the "proposed transaction"), as well as a proxy statement of the Bank for the solicitation of proxies from the Bank's shareholders for use at the Bank's 2010 annual meeting.  The combined prospectus and proxy statement, together with other documents filed by the Holding Company with the SEC, will contain important information about the Bank, the Holding Company and the proposed transaction.  We urge investors and Bank shareholders to read carefully the combined prospectus and proxy statement and other documents filed with the SEC, including any amendments or supplements also filed with the SEC.  Bank shareholders in particular should read the combined prospectus and proxy statement carefully before making a decision concerning the proposed transaction. Investors and shareholders may obtain a free copy of the combined prospectus and proxy statement at the SEC's website at http://www.sec.gov.  Copies of the combined prospectus and proxy statement can also be obtained free of charge by directing a request to Customers Bank, Investor Relations, 1015 Penn Ave., Wyomissing, Pennsylvania 19610 (484) 923-2171.